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                                                                   EXHIBIT 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement on Form SB-2 of our report, dated January 10, 1997, except for Note 6 pertaining to subsequent events, as to which the date is April 1, 1997, on our audits of the financial statements of Objective Communications, Inc. (a development stage enterprise) as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996 and for the period October 5, 1993 (date of inception) to December 31, 1996. We also consent to the reference to our firm under the caption "Experts" and "Selected Financial Data."


                                                      COOPERS & LYBRAND L.L.P.




Boston, MA
September 18, 1997